UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/23/2006

Time Warner Telecom Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 21, 2006, the Time Warner Telecom Inc. Board of Directors adopted a resolution modifying the compensation plan for independent directors to provide, effective February 13, 2006, as follows:

Annual Retainer: $50,000 (payable $12,500 quarterly)

Board Meeting Fee: None

Committee Meeting Attendance Fee: None

Annual fee Audit Committee Chair: $15,000

Annual fee Compensation Committee Chair: $10,000

Stock Options:

2,500 options granted each quarter on the last trading day of each calendar quarter as compensation for the ensuing quarter, immediate vesting.

50,000 granted at election, with strike price equal to the NASDAQ closing price on the effective date of Board service, vesting over 3 years (first 1/3 vests at first anniversary of grant and the balance will vest annually thereafter in equal installments on the second and third anniversaries of the grant date).

All options will be exercisable for a period of one year from the effective date of termination of board service, unless the termination was for cause.

Restricted Stock: 2,500 shares of Restricted Stock granted to each sitting independent director under the Company's amended 2000 Employee Stock Plan on February 21, 2006 and at the first regularly scheduled meeting of the Board of Directors in each subsequent calendar year, a restricted stock grant, the number of which shall be the equivalent of $25,000 in value, each grant to vest upon the departure of the independent director from the Board: provided that, with respect to each grant, such director shall have served a term of one year or greater from the effective date of the grant(s). If the departure date is less than one year from the date of grant(s), the restricted stock shall be forfeited.

Expense Reimbursement: For Board and Committee meetings

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: February 23, 2006	By:	/s/ Tina Davis
Tina Davis
VP and Deputy General Counsel